Exhibit 10o


[Letterhead of WHITMAN]


                                            November 30, 2000



Dr. Archie R. Dykes
Chairman
Capital City Holdings Inc.
Rivergate Executive Park
907 Two Mile Parkway Suite D-5
Goodlettsville, TN  37072

Dear Dr. Dykes:

I am writing to you at the request, and with the unanimous authorization of, the Board of Directors of Whitman Corporation (respectively, the "Board" and the "Company") to confirm the arrangement under which you will serve as non-executive Chairman of the Board of the Company ("Chairman") on the following terms:

1. The term covered by this Agreement is two years, beginning today, which is the date of the consummation of the merger of PepsiAmericas Inc. and a subsidiary of the Company (the "Merger Date").

2. You will be included in the slate recommended by the Board to the shareholders for election to the Board at the next two annual meetings of shareholders of the Company.

3. Your duties as Chairman will include those customarily performed by the chairman of a publicly-owned corporation, including those set forth on Exhibit A to this Agreement.

4. You will not be an employee of the Company or any of its subsidiaries or affiliates, and you will not be eligible to participate in any employee benefit plans of such entities, except as specified herein.

5.   Your compensation under this Agreement will be

     (A) $250,000 per annum (paid monthly in advance), and

     (B) the grant on the Merger Date of a 10-year nonqualified option to purchase 100,000 shares of the Company's common stock at an exercise price per share equal to the fair market value of the Company's common stock on the Merger Date (as determined under the 2000 Stock Incentive Plan of the Company (the "Stock Plan")); 50% of the shares subject to your option will become exercisable on the first anniversary of the Merger Date and the remaining 50% of the shares subject to your option will become exercisable on the second anniversary of the Merger Date. The option will become immediately and fully exercisable upon the occurrence of a "change in control" of the Company (as defined in the Stock Plan) or upon termination of your service as Chairman by the Company other than for Cause, or by you on a voluntary basis. Once the option becomes exercisable, it will remain exercisable for the balance of the 10-year term. The additional terms and conditions of your option grant will be set forth in a stock option agreement.

     The foregoing compensation shall be in lieu of all other compensation that you otherwise would be eligible to receive as a member of the Board, including meeting fees.

6. The Company will reimburse you for all reasonable business expenses that you incur under this Agreement and, to the extent the Company has a corporate aircraft available and not scheduled for other business activities, you may use such aircraft for Company business purposes (recognizing that priority is given to customers and other corporate needs of the Company). For a period of two years beginning with the Merger Date, the Company will also provide up to $65,000 annually to (A) cover the cost to you of maintaining a suitable office in the Nashville area and (B) employ a full-time administrative assistant (to be selected by you), who will become an employee of the Company.

7. The compensation arrangements set forth in paragraph 5(A) and the office and administrative assistant arrangements set forth in paragraph 6 are guaranteed to you for the two-year period following the Merger Date, under all circumstances (including the possibility that you die or become disabled, that a merger, change in control or restructuring of the Company occurs, that you are not nominated or elected to serve on the Board or you are removed from such position other than for Cause, or that the Board decides to replace you other than for Cause, to eliminate the position of Chairman, or otherwise to request a cessation of your service as Chairman), except only in the event you, on a voluntary basis, resign from the position of Chairman or are relieved of that position for Cause. For purposes of this Agreement, the term "Cause" shall mean:

     (A) your willful and continued failure to substantially perform your duties with the Company (other than any failure resulting from your being disabled) within a reasonable period of time after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties;

     (B) your engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or

     (C) your engaging in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Board, your credibility and reputation no longer conform to the standard of the Company's directors.

     For purposes of this Agreement, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was not contrary to the best interest of the Company.

8. In the event that you do not (for any reason other than voluntary resignation or termination of your service by the Board for Cause) serve the full two-year term contemplated by this Agreement, the balance of the cash compensation due under paragraph 5(A) shall become due and payable in a lump sum, and the entire stock option provided for in paragraph 5(B) will become immediately exercisable. In that circumstance, the compensation of your administrative assistant, and the cost of maintaining your office, will be continued for the balance of the two-year term contemplated in paragraph 6.

9. Any dispute under this Agreement shall be resolved by arbitration under the laws of the State of Delaware and the Rules of the American Arbitration Association, provided that the arbitrators shall all be individuals experienced in dealing with the business and affairs of publicly-owned corporation.

10. The Board and you recognize that you and the Board might decide to extend the term of your service as Chairman beyond the two-year term contemplated by this Agreement. In that event, the terms of any future service by you shall be those that you and the Board agree upon.

11. This Agreement sets forth the entire agreement on the subject matter hereof between the parties and may not be amended or modified unless such amendment or modification is agreed to in a writing signed by both parties.

If these terms are acceptable to you, please execute a copy of this Agreement and return it to me.

                                Very truly yours,

                                WHITMAN CORPORATION


                                By  /s/ Robert C. Pohlad
                                   ---------------------------------------
                                   Robert C. Pohlad
                                   Chief Executive Officer


Accepted and agreed:

/s/ Archie R. Dykes
----------------------------------
Archie R. Dykes

cc:  Chairman, Compensation Committee
     Secretary
     General Counsel

                                    Exhibit A

The duties of Dr. Dykes as Chairman shall include:

o    Chairing meetings of the Board and shareholders.

o With the CEO, developing agendas for Board and Board committee meetings and seeing that agendas and adequate supporting materials are provided to the Board in a timely manner.

o Recommending to the Board policies and procedures for the Board itself, and assuring that the Board is organized appropriately and the committee structure is functioning properly as measured against best practices of corporate boards.

o Ensuring that information provided to the Board on a regular basis is adequate for the Board to evaluate the Company's progress (e.g., monthly CEO letter and supporting financials).

o With the CEO, leading the Board in commitment to strategies that will enhance shareholder value, improve the business, secure growth, and align the Company as an anchor bottler.

o Ensuring that the Board appropriately addresses issues before the Company in a timely and effective manner.

o Providing counsel and support to the CEO's plans for significant organizational changes and human resource deployment.

o Sharing with the CEO insights from Dr. Dykes' Whitman experience and past practices which can be useful in the general management of the new Whitman/PepsiAmericas organization.

o Where appropriate, providing counsel to the CEO on relationships and business opportunities in the PepsiCo-Whitman relationship.

o    Serving as a sounding board for the CEO.

o With the Board and CEO, determining qualities and talents needed in new directors and leading the recruitment and selection process of such directors.

o    Coordinating the Board's annual evaluation of the CEO.

o Carrying out such other responsibilities, consistent with Dr. Dykes' position as Chairman, as the Board may from time to time reasonably request.